EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES DEFENSE CONTRACT AWARD

Eau Claire, Wisconsin (September 1, 2017) – National Presto Industries, Inc. (NYSE: NPK) announced today that on August 30, 2017, the U.S. Army awarded AMTEC Corporation, National Presto Industries’ wholly-owned subsidiary, a new 40mm systems contract for the Government’s Fiscal Year (FY) 2017 through 2021 requirements of traditional practice and tactical ammunition rounds. The systems contract does not include the next generation of high- and low- velocity training rounds. These rounds, recently awarded to two competitors, are expected to be rebid in a couple of years. The award marks AMTEC’s fourth consecutive 40mm systems contract, representing 17 consecutive Government fiscal years (FY05 – FY21). The initial award is for $77.7 million, with deliveries scheduled to commence in late 2018. The actual annual and cumulative dollar volume with the Army over the balance of the contract will be dependent upon military requirements and funding, as well as government procurement regulations and other factors controlled by the Army and the Department of Defense.

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. It also designs and markets the first self-service fire extinguisher Rusoh® Eliminator® fire extinguisher. The segment is recognized as an innovator of new products. The Defense segment, operating under the aegis of National Defense Corp., manufactures a variety of products, including medium caliber training and tactical ammunition, other military energetic devices and materials, detonators, fuzes, cartridge cases, less-lethal munitions, and less-lethal accessory equipment.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.